TERMINATION AGREEMENT

    This Termination Agreement (this “Agreement”) is made and entered into as of March 18, 2011, by and among Keyser Resources, Inc., a Nevada corporation (“Keyser”), True American Energy Corporation, a Nevada corporation (“TAEC”), and American Liberty Petroleum Corp., a Nevada corporation (“Parent”).

WITNESSETH:

WHEREAS, Keyser, TAEC and Parent entered into that certain Agreement and Plan of Merger dated as of January 24, 2011 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, the parties intended to merge TAEC with and into Keyser, with Keyser being the surviving corporation, in accordance with the terms and conditions of the Merger Agreement (such merger being hereinafter referred to as the “Merger”);

WHEREAS, Article XIII of the Merger Agreement provides that the Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, whether before or after stockholder approval of the Merger Agreement, by the consent of the Board of Directors of Keyser and the Board of Directors of TAEC;

WHEREAS, the Board of Directors of Keyser and of TAEC have determined that it is in the best interest of each respective corporation to abandon the Merger and terminate the Merger Agreement effective immediately;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1.           Termination of Agreement.  Keyser, TAEC and Parent mutually agree to terminate the Merger Agreement effective as of March 18, 2011 (the “Effective Date”), as authorized by Article XIII of the Merger Agreement. As of the Effective Date, the Merger Agreement shall be void and of no further force and effect.

2.           Further Acts.  Each of Keyser, TAEC and Parent shall take all necessary and appropriate action to effect the termination of the Merger Agreement, including but not limited to the filing of any documents with the Securities and Exchange Commission and notification of third parties.

3.           Governing Law.  This Agreement shall be governed by and enforced in accordance with the laws of the State of Texas.

4.           Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.           Entirety. This Agreement contains the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior representations, promises, and agreements, oral or otherwise, which are not embodied herein.

6.           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and which shall collectively be deemed to be one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMERICAN LIBERTY PETROLEUM CORP., a Nevada corporation

By:	/s/ Alvaro Vollmers
Name: Alvaro Vollmers
Title: President

KEYSER RESOURCES, INC., a Nevada corporation

By:	/s/ Alvaro Vollmers
Name: Alvaro Vollmers
Title: President

TRUE AMERICAN ENERGY CORPORATION, a Nevada corporation

By:	/s/ Alvaro Vollmers
Name: Alvaro Vollmers
Title: President